Industrial Services of America, Inc. Announced Preliminary Results for the Third Quarter Ending September 30, 2004 October 25, 2004 08:30:00 AM ET

Industrial Services of America, Inc. IDSA, a leading provider of logistic management services, equipment and processes for waste, recyclable commodities and other materials, announced preliminary financial results for the third quarter of 2004, ending September 30, 2004. Final financial results are anticipated to be released November 8, 2004 in conjunction with the quarterly 10-Q filing with the Securities and Exchange Commission.

Year-to-date revenue for the third quarter ending September 30, 2004 was $107.0 million, an increase of 22.5% over the comparable period in 2003, when revenue was $87.4 million. Year-to-date income before income taxes for the third quarter ending September 30, 2004 was $2,100,066, an increase of 225% over the $646,148 for the same period in 2003. Quarterly revenue for the third quarter ending September 30, 2004 was $38.2 million, an increase of 24.8% over the comparable period in 2003, when quarterly revenue was $30.6 million. Quarterly income before income taxes for the third quarter ending September 30, 2004 was $776,369, an increase of 310% over the $189,475 recorded for the third quarter of 2003.

"Year-to-date revenue and profits remained steady and strong in the third quarter, as we anticipated in our last quarter statements." Mr. Harry Kletter, Chairman and CEO of Industrial Services of America, Inc stated. "Both revenue and profits show growth over last year's numbers for the third quarter, on both a year-to-date and quarterly basis. Based on current trends, this should continue through the fourth quarter." Mr. Kletter continued. "Each of our component businesses including management services, recycling and equipment, are progressing."

Industrial Services of America, Inc., is a Louisville, KY based logistic management services company that offers total package waste and recycling management services to commercial, industrial and logistic customers nationwide, as well as providing recycling and scrap processing and waste handling equipment sales and service. ISA also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste management systems, equipment and services, competitive pressures in the waste management systems and equipment divisions and fluctuations in the price of and demand for recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter, 502-366-3452
hklet@isa-inc.com or Alan Schroering, 502-366-3452
aschroering@isa-inc.com http://www.isa-inc.com/ For an aerial view of our Louisville facilities go to http://www.isa-inc.com/aerial.htm

2004 BusinessWire